Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS ANNOUNCES ADDITION TO BOARD OF DIRECTORS

Company Announces Appointment of Denise Gilbert, Ph.D.

South San Francisco, CA, May 16, 2008 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that effective May 14, 2008, Denise M. Gilbert, Ph.D. has been appointed to the company’s Board of Directors. In addition, Dr. Gilbert was appointed to serve on the Company’s Nominating and Governance Committee, and on its Audit Committee as its Chairperson.

Dr. Gilbert joins the Cytokinetics Board of Directors with over 20 years of experience in the life science industry. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993 Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert currently serves on the Board of Directors of Dynavax Technologies Corporation and a privately held company. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

“We are pleased to welcome Denise to our Board of Directors at this important time in the maturation of our company,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Given her experience as a seasoned industry advisor and an executive of several life science companies, we look forward to her insights and contributions to Cytokinetics as we build our company towards its goal of becoming a sustainable biopharmaceutical business.”

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ development activities are primarily directed to advancing multiple drug candidates through clinical trials with the objective of determining the intended pharmacodynamic effect or effects in two principal diseases: heart failure and cancer. Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. are performing joint research focused on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. Amgen has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercial participation rights. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer. Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Cytokinetics believes clinical activity for ispinesib has been observed in Phase II monotherapy clinical trials in breast cancer, ovarian cancer and non-small cell lung cancer and recently initiated an additional Phase I/II clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer on a more dose-dense schedule than previously studied. Cytokinetics is also conducting a Phase I/II trial of SB-743921 on a similar more dose-dense schedule in non-Hodgkin and Hodgkin lymphomas. GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921. Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E). GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK, subject to Cytokinetics’ option to co-fund certain later-stage development activities and to co-promote any resulting approved drug in North America. GSK began a Phase I clinical trial with GSK-923295 in 2007. In April 2008, Cytokinetics announced the selection of a potential drug candidate directed towards skeletal muscle contractility which may be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer and cardiovascular and other diseases. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to planned presentations, Cytokinetics’ and its partners’ research and development activities, the potential benefits of Cytokinetics’ drug candidates and potential drug candidates, and the enabling capabilities of Cytokinetics’ cytoskeletal focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval or production of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; GSK may decide to postpone or discontinue development activities for GSK-923295, Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products, standards of care may change, others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target, and risks and uncertainties relating to the timing and receipt of payments from our partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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